Exhibit 10.8

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

SUPPLY and LICENSE AGREEMENT

This Supply and License Agreement (the “AGREEMENT”) is by and between MOLECULAR PROBES, INC. (“MPI”), an Oregon corporation, with a principal business address at 29851 Willow Creek Road, Eugene, Oregon 97402, INVITROGEN IP HOLDINGS, INC., a Delaware corporation with offices at 1600 Faraday Avenue, Carlsbad, California 92008 (“IIPH”), and SINGULEX, INC. (“SINGULEX”), a Delaware corporation, with a principal business address at 4041 Forest Park Avenue, St. Louis, Missouri 63108, and is effective as of June 12, 2006 (the “EFFECTIVE DATE”).

ARTICLE 1. BACKGROUND RECITALS

1.1                               MPI is experienced in the manufacture and supply of fluorescent dyes.

1.2                               MPI and IIPH are AFFILIATES (as defined below) of Invitrogen Corporation.

1.3                               IIPH has acquired rights to license the intellectual property owned by MPI related to the use or sale of fluorescent dyes and their conjugates in kits and for services.

1.4                               SINGULEX is experienced in the development of kits and services.

1.5                               SINGULEX wishes to obtain from MPI certain materials that are fluorescent dyes, and wishes to obtain a license from IIPH to use such materials and related intellectual property to develop products for sale in SINGULEX kits and use in SINGULEX services.

1.6                               MPI is willing to provide SINGULEX’s requirements for such materials and IIPH is willing to license such use, under the terms and conditions defined herein.

1.7                               Capitalized words and phrases are defined, for purposes of this AGREEMENT, where they first appear or as set forth in Article 2.

1.8                               MPI, IIPH, and SINGULEX (each a “Party”, jointly the “Parties”), in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree to the terms and conditions herein.

ARTICLE 2. DEFINITIONS

For purposes of this AGREEMENT, the following definitions shall apply:

2.1                               “ADDITIONAL FIELDS OF USE” means each of the fields of veterinary diagnostics and biodefense, where such fields are defined as follows.  Veterinary Diagnostics means use for diagnosis of animal disease in pets or livestock, as well as for purposes of monitoring animal health, including where such testing is performed under contract or as a fee for service test.  Biodefense means detecting biohazards or biothreat agents for the purpose of US homeland security, other nations’ homeland security, airline safety testing, testing by the US post office or similar organizations in other countries, and such testing performed by or for the military, including where such testing is provided under contract or as a fee for service test.  All references to “FIELD OF USE” in this AGREEMENT will be deemed to include these ADDITIONAL FIELD(S) OF USE after SINGULEX’s exercise of its respective options under paragraph 3.2.

2.2                               “AFFILIATE” means with respect to a referenced entity, any entity that CONTROLS, is CONTROLLED by, or is under common CONTROL with the referenced entity, but only so long as such CONTROL exists.

2.3                               “AUTHORIZED IIPH AFFILIATE” means an AFFILIATE of IIPH, including MPI, which is specifically authorized to supply MPI PRODUCTS to SINGULEX for incorporation into products, contract research services and other commercial purposes agreed hereunder.  The AUTHORIZED IIPH AFFILIATES under this AGREEMENT as of the EFFECTIVE DATE are listed in Exhibit A (AUTHORIZED IIPH AFFILIATES), which may be unilaterally updated by notification in accordance with paragraph 4.1.

2.4                               “BLOCKING THIRD PARTY INTELLECTUAL PROPERTY” means, with respect to any country in the TERRITORY, patents or patent applications in such country owned or otherwise enforceable by a THIRD PARTY that cover specific reagents, assays and/or platform or any other technology required for use or sale of a SINGULEX CONJUGATE or SINGULEX KIT, if the manufacture, use or sale of such SINGULEX CONJUGATE or SINGULEX KIT would, in the absence of a license granted by such THIRD PARTY, infringe such patents or patent applications.

2.5                               “CONFIDENTIAL INFORMATION” of a Party means any commercial or technical data, documents, materials, procedures, and similar information of such Party that is not generally known to the public and is maintained in a confidential manner by such Party, and that is disclosed by such Party under this AGREEMENT, whether in oral or tangible form, or is observed at such Party’s facilities during the term of this AGREEMENT.

2.6                               “CONTROL” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

2.7                               “DEDUCTIONS” means, in relation to the sale to an END-USER or DISTRIBUTOR of any SINGULEX KIT or performance of any SINGULEX SERVICE hereunder, (i) discounts allowed and taken, in amounts customary in the trade, (ii) sales, value added, and/or use taxes and/or duties and tariffs stated on the invoice, (iii) credits or allowances for returns, if actually granted, (iv) freight and insurance and packaging costs; if such are separately invoiced to the customer, and (v) THIRD PARTY ROYALTY DEDUCTION, where applicable.

2.8                               “DISTRIBUTOR” means a THIRD PARTY that, pursuant to a written agreement between such THIRD PARTY and SINGULEX regarding commercialization of SINGULEX’s full reagent product line or any portion thereof for sale to a particular market segment, resells SINGULEX KITS to END-USERS as set forth in paragraph 3.3 c), where such SINGULEX KITS are resold as packaged and sold by SINGULEX hereunder, and subject to the use limitations of this AGREEMENT, and such THIRD PARTY has agreed in writing that it will not i) repackage, derivatize, or modify such SINGULEX KITS quantitatively or qualitatively, ii) incorporate such SINGULEX KITS into any other commercial offerings, or iii) separate such SINGULEX KITS into individual components to sell or otherwise commercialize separately from such

SINGULEX KITS, if the sale or use of such component utilizes IIPH LICENSE RIGHTS.

2.9                               “EFFECTIVE DATE” is defined in the preamble of the AGREEMENT.

2.10                        “END-USER” means the ultimate purchaser of a SINGULEX KIT, whose use consumes or destroys the commercial utility of such SINGULEX KIT, or after which use any remaining SINGULEX KIT is discarded.

2.11                        “FIELD OF USE” means the use by END-USERS of SINGULEX KITS in combination with SINGULEX’s digital molecule counting system for a) the Initial FIELD OF USE that is (i) life science research, including clinical research and research services, and (ii) human diagnostics, and (b) the ADDITIONAL FIELD(S), if any, for those MPI PRODUCTS for which SINGULEX has exercised its option(s) pursuant to 3.2 b) with respect to such MPI PRODUCT(S) and ADDITIONAL FIELD(S).

2.12                        “IIPH LICENSE RIGHTS” means the intellectual property rights licensed to or owned by IIPH that relate to the manufacture, use, sale, or import of MPI PRODUCTS, or derivatives or combinations thereof, including but not limited to one or more of i) the US patents and patent applications listed in Exhibit E (IIPH LICENSE RIGHTS), and all patents issuing from said patents and patent applications, including any divisionals, continuations and continuations-in-part (to the extent that they cover the same subject matter of the original application), and reissues and reexaminations of any such patents, together with all non-US counterparts of the foregoing; and ii) know-how and trade secrets not generally available to the public but transferred to SINGULEX under this AGREEMENT; and iii) trademarks listed in Exhibit E (IIPH LICENSE RIGHTS), whether or not such trademarks are registered with the United States Patent and Trademark Office or other governmental body; and iv) copyrights as described in paragraph 10.8 (technical publications), whether or not such copyrights are registered with the US Library of Congress or other governmental body.

2.13                        “MPI PRODUCT” means a fluorescent dye that is commercialized by MPI under the trademark Alexa Fluor®, that has been selected by SINGULEX for commercialization under the terms of this AGREEMENT in conjunction with the license granted hereunder, and that is supplied to SINGULEX by MPI or an AUTHORIZED IIPH AFFILIATE under the terms of this AGREEMENT, where a description of each such fluorescent compound that is available to SINGULEX for commercialization under this AGREEMENT is set forth in Exhibit B (MPI PRODUCTS), and where the manufacture, use, sale, or import of such fluorescent compound, and/or conjugates/combinations thereof, is subject to one or more patents and/or patent applications included in IIPH LICENSE RIGHTS.

2.14                        “NET SALES” means, except as otherwise specified in this paragraph 2.14, the gross amount invoiced by SINGULEX and its AFFILIATES for the sale of SINGULEX KITS to END-USERS during the relevant time period, less applicable DEDUCTIONS.  No allowance or deduction shall be made for commissions or fees for collection, by whatever name known.

Reasonable quantities of SINGULEX KITS supplied as free samples shall not be included in NET SALES in any given YEAR, so long as such quantities do not exceed [***] of SINGULEX’s total NET SALES in that same YEAR.  Reasonable quantities of SINGULEX KITS used internally for purposes of product development and research, product testing, quality control, sales demonstrations and other internal, non- revenue generating uses shall not be included in NET SALES.

For the avoidance of any doubt, SINGULEX will only pay royalties on the NET SALES by SINGULEX to any END-USER or DISTRIBUTOR, regardless of whether any DISTRIBUTOR subsequently resells any MPI PRODUCT on its own terms and conditions.  Neither MPI nor IIPH may charge or collect royalties from any of SINGULEX’s DISTRIBUTORS with respect to the sale or distribution of MPI PRODUCTS which are the subject of NET SALES hereunder.

a) Where the SINGULEX CONJUGATE or SINGULEX KIT is used by SINGULEX to perform a SINGULEX SERVICE for a THIRD PARTY, such that the SINGULEX SERVICE does not result in the transfer of a SINGULEX CONJUGATE or SINGULEX KIT to the THIRD PARTY, but only results in transfer of information to the THIRD PARTY, NET SALES is the gross amount invoiced by SINGULEX and its AFFILIATES for the sale of SINGULEX SERVICES, less the actual cost to SINGULEX for performing the SINGULEX SERVICE.  NET SALES for SINGULEX SERVICES do not include technology access fees and/or license fees (TECHNOLOGY ACCESS FEES) charged by SINGULEX for access to SINGULEX’s technology, which are calculated separately as set forth in subparagraph c), but NET SALES for SINGULEX SERVICES do include assay development fees and fees/charges for running assays for SINGULEX customers.

For purposes of clarification, the actual cost to SINGULEX for performing the SINGULEX SERVICE does not include the costs of any promotional activities or other costs, and consists of the cost for the personnel time and materials utilized in the performance of the SINGULEX SERVICE.  For SINGULEX KITS that are transferred to THIRD PARTIES, whether or not in combination with SINGULEX SERVICES, such SINGULEX KITS shall be separately included in NET SALES.

b) In the event that any performance of SINGULEX SERVICES or use, sale or transfer of SINGULEX KITS are made (i) at a preferential price between SINGULEX and any of SINGULEX’s AFFILIATES, or (ii) at a preferential price to any THIRD PARTY as a result of an understanding or arrangement unrelated to the commercialization of SINGULEX KITS (for example, but not by way of limitation, an option to take an equity interest, or a revenue-sharing arrangement), (iii) for compensation other than cash, then NET SALES for those SINGULEX SERVICES and SINGULEX KITS shall be calculated as if such SINGULEX SERVICES and SINGULEX KITS had been sold by SINGULEX for cash in an arms-length transaction, using the average gross amount invoiced for equivalent SINGULEX SERVICES and SINGULEX KITS in the applicable jurisdiction during the applicable reporting period, less any applicable DEDUCTIONS.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

c) NET SALES for TECHNOLOGY ACCESS FEES means the gross amount invoiced by SINGULEX and its AFFILIATES therefor, which, in accordance with Exhibit F, are not included in NET SALES until the YEAR 2008.

2.15                        “QUARTER” means one calendar quarter (a consecutive three-month period) of a YEAR.

2.16                        “SINGULEX CONJUGATE” means an antibody, lectin, protein, small molecule, or nucleic acid that is labeled by SINGULEX with one or more MPI PRODUCTS for incorporation into an SINGULEX KIT or use in a SINGULEX SERVICE.

2.17                        “SINGULEX KIT” means a compound product that contains at least:

a) one vial of a SINGULEX CONJUGATE that is a detection reagent,

b) a solid phase support assay substrate that has a binding factor attached to it (e.g., an assay plate coated with a capture reagent or a bead coated with an analyte or binding reagent),

c) buffers, and

d) a detailed protocol.

2.18                        “SINGULEX SERVICE” means contract research services, provided to a THIRD PARTY by SINGULEX, for developing or performing assays that utilize SINGULEX CONJUGATES or SINGULEX KITS in combination with SINGULEX’s digital molecule counting system, where such services or assays utilize IIPH LICENSE RIGHTS.  SINGULEX SERVICES include the right, under IIPH LICENSE RIGHTS, to transfer to such THIRD PARTY (or any other party) the right to use SINGULEX KITS that are supplied by or on behalf of SINGULEX and that embody such assays, in the FIELD OF USE.

2.19                        “TECHNOLOGY ACCESS FEE(S)” means license or access fees charged by SINGULEX for access to SINGULEX technology.

2.20                        “TERRITORY” means the world.

2.21                        “THIRD PARTY” means a person or entity that is not SINGULEX, IIPH, or MPI and is not an AFFILIATE of SINGULEX, IIPH, or MPI.

2.22                        “THIRD PARTY ROYALTY DEDUCTION’ means a lump sum deduction from NET SALES for any SINGULEX KIT or SINGULEX SERVICE, for royalties that are paid to THIRD PARTIES by SINGULEX for licenses under BLOCKING THIRD PARTY INTELLECTUAL PROPERTY that is employed in the manufacture, use, provision or sale of such SINGULEX KITS or SINGULEX SERVICES in the country(ies) where such BLOCKING THIRD PARTY INTELLECTUAL PROPERTY exists.  Notwithstanding the foregoing, the THIRD PARTY ROYALTY DEDUCTION explicitly excludes any portion of the royalties paid to THIRD PARTIES that is allocable to rights and licenses not necessary for SINGULEX to sell SINGULEX KITS or perform SINGULEX SERVICES, e.g. in a country where no BLOCKING THIRD PARTY INTELLECTUAL PROPERTY exists.

2.23                        “UNIT” means, with respect to a given MPI PRODUCT, [***] of such MPI PRODUCT.

2.24                        “YEAR” means calendar year.

ARTICLE 3. SCOPE OF AGREEMENT

3.1                               This AGREEMENT sets forth the terms and conditions that govern MPI’s supply of MPI PRODUCTS, as set forth in Exhibit B (MPI PRODUCTS), and IIPH’s grant of rights regarding the incorporation thereof into SINGULEX CONJUGATES and SINGULEX KITS, and SINGULEX’s right to use such SINGULEX CONJUGATES and SINGULEX KITS in SINGULEX SERVICES, and to sell and distribute such SINGULEX KITS under IIPH LICENSE RIGHTS.  This AGREEMENT does not apply to the purchase or supply of any other materials or services, and does not apply to the grant of any other rights, other than as set forth herein.

3.2                               a) IIPH hereby grants to SINGULEX, and SINGULEX hereby accepts from IIPH, an option for SINGULEX and its AFFILIATES to select any one or more MPI PRODUCTS from the list in Exhibit B (MPI PRODUCTS) for only such commercialization as is expressly authorized under this AGREEMENT, contingent on payment of the corresponding Exercise Fee set forth in Exhibit F (fees and royalties), and will apply to commercialization in SINGULEX SERVICES and in the FIELD OF USE, including any ADDITIONAL FIELDS OF USE selected pursuant to paragraph 3.2 b) below, on a per dye and per field basis, upon payment of the corresponding fees.  The foregoing option shall continue in full force and effect for the full term of this AGREEMENT.  SINGULEX shall notify IIPH of the selected MPI PRODUCTS, as set forth in paragraph 17.1 (notice requirements), and pay the corresponding fees for each MPI PRODUCT that is selected.  The Exercise Fee for the selected MPI PRODUCTS must be paid to IIPH prior to the manufacture, use, sale or other commercialization of the corresponding SINGULEX KITS or SINGULEX SERVICE.

b) IIPH hereby grants to SINGULEX, and SINGULEX hereby accepts from IIPH, an option for SINGULEX and its AFFILIATES to select a non-exclusive license under IIPH LICENSE RIGHTS, without right to sublicense, to commercialize SINGULEX KITS in one or more of the ADDITIONAL FIELDS OF USE to be included in the FIELD OF USE, and in the TERRITORY for the term of this AGREEMENT.  Such option must be exercised by SINGULEX, if at all, prior to the first offer for sale of SINGULEX KITS in each such ADDITIONAL FIELD OF USE.  SINGULEX shall exercise its option by notifying IIPH of its selection of the ADDITIONAL FIELD OF USE, in accordance with paragraph 17.1 (notice requirements), and paying the corresponding Exercise Fee set forth in Exhibit F (fees and royalties) for each ADDITIONAL FIELD OF USE selected by SINGULEX.  The Exercise Fees must be paid to IIPH prior to the first offer for sale by SINGULEX of the corresponding SINGULEX KITS in such ADDITIONAL FIELD OF USE.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

3.3                               Subject to all of the terms of this AGREEMENT, and to the extent that SINGULEX has exercised one or more of the options set forth in paragraph 3.2 and paid the corresponding Exercise Fees and the one-time License Fee set forth in Exhibit F:

a) IIPH hereby grants to SINGULEX, and SINGULEX hereby accepts from IIPH, a non-exclusive license under IIPH LICENSE RIGHTS, without right to sublicense, for SINGULEX and its AFFILIATES to (i) use MPI PRODUCTS selected pursuant to paragraph 3.2 only to develop and make or have made SINGULEX CONJUGATES; (ii) use the SINGULEX CONJUGATES to develop SINGULEX KITS for use in the FIELD OF USE, including the ADDITIONAL FIELDS OF USE, and in the TERRITORY (including the right to use nominal amounts of MPI PRODUCTS, SINGULEX CONJUGATES and SINGULEX KITS for SINGULEX’s internal research, testing, development, and marketing of SINGULEX KITS and SINGULEX SERVICES, and other similar uses of SINGULEX KITS not related to revenue generation); (iii) to use SINGULEX CONJUGATES to make SINGULEX KITS only for use in the FIELD OF USE and in SINGULEX SERVICES in the TERRITORY; (iv) to use SINGULEX CONJUGATES and SINGULEX KITS for SINGULEX SERVICES in the TERRITORY and (v) only to the extent necessary to the exercise of rights granted in paragraph 3.3 b and c) (sell and have sold SINGULEX KITS), grant a label license to any END-USER of a SINGULEX KIT that is marked as set forth in paragraph 10.2 (marking requirements) and Exhibit G (label license) that limits the right of such END-USER to use such SINGULEX KIT in the FIELD OF USE in the TERRITORY.

For clarification, the grant of rights set forth above in this subparagraph 3.3 a) includes the right of SINGULEX to use SINGULEX CONJUGATES and SINGULEX KITS (using any MPI PRODUCT selected per paragraph 3.2), in the performance of SINGULEX SERVICES, to develop assays for use in the FIELD OF USE and in any of the ADDITIONAL FIELDS OF USE, regardless of whether such ADDITIONAL FIELD OF USE has been selected for any MPI PRODUCT, provided, however, that, prior to the authorized use of such assays in the ADDITIONAL FIELD OF USE, which authorized use requires the use of the corresponding SINGULEX KIT, SINGULEX shall exercise its option with respect to such FIELD OF USE.

Notwithstanding the foregoing, SINGULEX may use its ‘have made’ rights hereunder for the sole, limited and specific purpose of enabling a THIRD PARTY to manufacture any SINGULEX KIT on behalf of SINGULEX and to transfer such SINGULEX KITS only to SINGULEX and not to any THIRD PARTY (other than via drop shipment only on SINGULEX’s instructions).  SINGULEX will promptly notify MPI as to the identity of any such THIRD PARTY manufacturer, and SINGULEX will be liable hereunder for the acts or omissions thereof.  SINGULEX may exercise its rights to ‘have made’ a SINGULEX KIT using any MPI PRODUCT available under this AGREEMENT, regardless of whether such MPI PRODUCT has yet been selected under paragraph 3.2, provided, however, that, prior to the sale or offer for sale of any SINGULEX KIT in a FIELD OF USE, SINGULEX shall exercise its options with respect to both the respective FIELD OF USE and the respective MPI PRODUCT(S) used for such SINGULEX KIT as set forth in paragraph 3.2a.

b) IIPH hereby grants to SINGULEX and SINGULEX hereby accepts from IIPH, a nonexclusive license under IIPH LICENSE RIGHTS, without rights to sublicense (except to the extent necessary to exercise the rights granted in paragraph 3.3 c) (have sold SINGULEX KITS), for SINGULEX and its AFFILIATES to import, offer for sale, and sell SINGULEX KITS only for use in the FIELD OF USE and in the TERRITORY; and to otherwise use IIPH LICENSE RIGHTS only as expressly set forth in this Article 3 (scope of agreement) and in Article 10 (proprietary rights), for purposes related to such license.

c) IIPH hereby grants to SINGULEX and SINGULEX hereby accepts from IIPH, a non-exclusive license under IIPH LICENSE RIGHTS, without right to sublicense, for SINGULEX and its AFFILIATES to have the SINGULEX KITS sold by DISTRIBUTORS, only for use in the FIELD OF USE and in the TERRITORY, and to otherwise use IIPH LICENSE RIGHTS as set forth in Article 10 (proprietary rights) for purposes related to such license; provided that each such DISTRIBUTOR sells such SINGULEX KITS under the label of SINGULEX.

3.4                               If at any time during the term of this AGREEMENT, MPI and its AFFILIATES are unwilling or unable to supply the MPI PRODUCT and MPI and IIPH do not dispute that SINGULEX is in compliance with any provision of this AGREEMENT, as set forth in paragraph 8.4, or otherwise contend that SINGULEX has defaulted on or is in breach of this AGREEMENT, then MPI will provide, under a confidentiality agreement, its trade secret manufacturing protocols related to the MPI PRODUCTS to a THIRD PARTY manufacturer of MPI’s choosing.  Such THIRD PARTY manufacturer will be authorized to provide the MPI PRODUCTS to SINGULEX during the term of this AGREEMENT.  SINGULEX’s royalty obligations as set forth in Exhibit F (fees and royalties), would continue regardless of the source of the MPI PRODUCTS.

3.5                               IIPH reserves all rights (i) for its AFFILIATES to sell any MPI PRODUCT or (ii) to license or transfer technology used to prepare any MPI PRODUCT to any other party or parties as it may, in its sole discretion, deem advisable, or not at all.

3.6                               No right or license is granted to SINGULEX under this AGREEMENT to: i) manufacture or have manufactured the MPI PRODUCTS, except as provided in paragraph 3.4, or ii) incorporate or have incorporated any MPI PRODUCT or SINGULEX CONJUGATES into products other than SINGULEX KITS for sale, even if such other products would be sold for use in the FIELD OF USE or iii) transfer to any AFFILIATE or THIRD PARTY any MPI PRODUCT or SINGULEX CONJUGATE that is not incorporated into a SINGULEX KIT, even if such MPI PRODUCT or SINGULEX CONJUGATE would be transferred for use in the FIELD OF USE.

3.7                               To the extent that the rights granted to SINGULEX are shared with one or more of its AFFILIATES pursuant to paragraph 3.2 (options) and 3.3 (licenses) hereunder, SINGULEX shall first impose limitations and obligations on such AFFILIATES for the benefit of IIPH and MPI, in writing, that are no less burdensome than the limitations and obligations imposed on SINGULEX hereunder.

ARTICLE 4. SUPPLY TERMS

4.1                               SINGULEX shall purchase its entire requirements of MPI PRODUCTS for use as set forth in Article 3 (scope of agreement) only from MPI or another AUTHORIZED IIPH AFFILIATE (jointly or separately hereinafter referred to as AUTHORIZED IIPH AFFILIATE).  Vendors that are only authorized to supply MPI’s retail products for internal research use only are not authorized to supply MPI PRODUCTS to SINGULEX for resale or commercial use.  MPI PRODUCTS will be supplied to SINGULEX according to the location in which such MPI PRODUCTS will be utilized, as set forth in Exhibit A (AUTHORIZED IIPH AFFILIATES).  MPI and IIPH shall have the option to designate one or more different AUTHORIZED IIPH AFFILIATES, of which SINGULEX will be notified in accordance with paragraph 17.1 (notice requirements).  In the event that no other AUTHORIZED IIPH AFFILIATE is able or willing to supply MPI PRODUCTS to SINGULEX, MPI shall supply MPI PRODUCTS to SINGULEX.  Each AUTHORIZED IIPH AFFILIATE hereunder shall be required to follow the procedures and requirements set forth herein with respect to the supply of MPI PRODUCTS; and SINGULEX’s obligations hereunder with respect to purchases and orders of MPI PRODUCTS shall be due likewise in equal measure to each such AUTHORIZED IIPH AFFILIATE.

4.2                               At SINGULEX’s option, MPI PRODUCTS will be supplied to SINGULEX in one UNIT per vial or in bulk (multiple UNITS per vial), according to the pricing set forth in Article 7 and Exhibit C (pricing).

4.3                               SINGULEX shall provide the respective AUTHORIZED IIPH AFFILIATE with non-binding six-month forecasts of SINGULEX’s needs for MPI PRODUCTS.  Such forecasts shall be used for planning purposes only, but may affect the shipment schedule as set forth in paragraph 8.1 (shipment date).

4.4                               SINGULEX acknowledges that MPI PRODUCTS that are commercialized by MPI and its AFFILIATES primarily for research purposes may not be on the US Toxic Substances Control Act (TSCA) inventory.  SINGULEX is responsible for complying with the requirements necessary for MPI and its AFFILIATES to maintain its exemption from Pre- Manufacture Notification (PMN) requirements under TSCA for MPI PRODUCTS or similar regulations or government controls in other jurisdictions.  Nothing in this paragraph shall require MPI, IIPH, or its AFFILIATES to make any regulatory filings or supply any regulatory agency with any documentation other than those required for MPI and its AFFILIATES to sell MPI PRODUCTS for use as research reagents.  SINGULEX shall be solely responsible for obtaining all applicable regulatory authorizations, consents and licenses, including pre-market approvals, and SINGULEX must comply and require its AFFILIATES to comply with all governmental requirements, including but not limited to, all applicable laws, statutes, regulations, and treaties, relating to the manufacture, pre-marketing and marketing, sale, storage, shipment, and distribution of SINGULEX KITS and SINGULEX SERVICES in the TERRITORY, and relating to the performance of SINGULEX’s duties and obligations under this AGREEMENT.

4.5                               SINGULEX shall not, and shall require that its AFFILIATES and DISTRIBUTORS not,

a) knowingly export, re-export, sell, or otherwise distribute, directly or indirectly, any MPI PRODUCTS (including MPI PRODUCTS incorporated in SINGULEX KITS) to a customer or nation to which MPI could not directly export, re-export, sell, or otherwise distribute the MPI PRODUCTS, in violation of US government regulations, including United States Export Administration Regulations, found at Title 15, Part 730 et seq. of the United States Code of Federal Regulations; or

b) take any action in furtherance of an unlawful order, promise, or payment to a non- United States public official, in violation of the United States Foreign Corrupt Practices Act (FCPA), nor take any action that would cause MPI or its AFFILIATES to be in violation of the FCPA.

Notwithstanding any other provision of this AGREEMENT, SINGULEX, IIPH, MPI, and their AFFILIATES shall not be required to take or refrain from taking any action impermissible or penalized under the laws of the United States or any applicable foreign jurisdiction, including without limitation the anti boycott laws administered by the U.S. Commerce and Treasury Departments.

ARTICLE 5. ORDERING

5.1                               SINGULEX shall place its orders to purchase MPI PRODUCTS in writing, according to the e-mail, fax, or mailing information specified by the respective AUTHORIZED IIPH AFFILIATE.  With each order, SINGULEX must provide i) contact name, address, and fax, e-mail, or telephone number, ii) shipping address, iii) billing address, iv) quantity of each MPI PRODUCT and corresponding product number applicable to this AGREEMENT, v) purchase order number, and vi) appropriate customer account number.

5.2                               Each order to purchase MPI PRODUCTS is subject to acceptance by the respective AUTHORIZED IIPH AFFILIATE, which acceptance may be accomplished by shipment of the corresponding MPI PRODUCTS within the next business day or by confirmation of the expected shipment date, as set forth in Article 8 (shipping and delivery), and which acceptance shall not be unreasonably withheld.

5.3                               Each accepted purchase order shall be subject to the terms, conditions and provisions of this AGREEMENT and not to any other additional or contradictory terms printed on a purchase order or acknowledgment form.

5.4                               After an order is accepted, the respective AUTHORIZED IIPH AFFILIATE may refuse any request for cancellation at its sole discretion.

5.5                               Any quotation issued pursuant to this AGREEMENT shall be open for the period stated in the quotation, or if no period is stated, for 60 days.

5.6                               Any duplicate order will be charged to SINGULEX unless the duplicate order is marked as “confirming.”

ARTICLE 6. SPECIFICATIONS

6.1                                 MPI PRODUCTS shall be manufactured and packaged to meet MPI’s standard specifications as set forth in Exhibit D (specifications), which specifications are subject to change without advance notice to SINGULEX, but which are available upon request at any time.  Each time that SINGULEX places an order for MPI PRODUCTS, SINGULEX may request the lot-specific data for the current manufacturing lot of the particular MPI PRODUCT that SINGULEX wishes to order, so that SINGULEX may determine in its sole discretion if it is willing to accept shipment of that particular lot.  In the event a specification change to an MPI PRODUCT adversely affects the performance of one or more SINGULEX KITS, then except where the specification changes are necessary because of regulatory requirements or product safety concerns, SINGULEX shall be entitled to obtain the MPI PRODUCTS at the preceding specifications and packaging tolerances for such MPI PRODUCT at the preceding price, for a period of [***], and thereafter on a custom basis, at a reasonable price and minimum purchase requirements to be agreed between the Parties.

6.2                                 MPI shall prepare a Certificate of Analysis (C of A) and Material Safety Data Sheet (MSDS) for the MPI PRODUCTS, which will be supplied by the respective AUTHORIZED IIPH AFFILIATE with each shipment of such MPI PRODUCTS.  If SINGULEX does not receive such C of A or MSDS for any MPI PRODUCT with the shipment thereof, such C of A and MSDS shall be readily available from MPI upon request.  SINGULEX shall be responsible for distribution of information contained in the MSDS to its employees, and if such information is legally required to accompany materials transferred by SINGULEX, to THIRD PARTIES.

6.3                                 MPI may agree to establish specifications for an MPI PRODUCT that are different from the packaging format and/or the chemical make-up, purity, or other analytical characteristic set forth in MPI’s standard specifications, but no such different specification shall apply until it is agreed in writing by amendment of this AGREEMENT.  As between the Parties, any new discovery resulting from the development by MPI of MPI PRODUCT(S) with such different specifications shall belong exclusively to MPI.  Such different specifications may result in a change in the shipment schedule and may require the payment of an additional fee for the establishment or development thereof, and/or an increase in the price of the MPI PRODUCT supplied under such requested specifications, which price increase shall be separate from and in addition to any standard price increase that may occur pursuant to paragraph 7.2 (price change).

6.4                                 Although there may be parameters other than those set forth in this AGREEMENT that may determine the suitability of the MPI PRODUCTS for incorporation in SINGULEX CONJUGATES and SINGULEX KITS and the use thereof in the FIELD OF USE or in SINGULEX SERVICES, only the specifications for the MPI PRODUCTS that are specifically set forth in Exhibit D of this AGREEMENT or otherwise approved in writing by the Quality Manager of MPI shall be used to determine acceptance of the MPI PRODUCTS supplied hereunder.  SINGULEX shall be solely responsible for testing and determining the suitability of MPI PRODUCTS and SINGULEX CONJUGATES for use

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

in SINGULEX KITS and SINGULEX SERVICES, and any intended use or application thereof, and for communicating the appropriate cautionary information to subsequent purchasers and users of SINGULEX KITS.  SINGULEX shall be solely responsible for marking SINGULEX KITS to indicate the intended use in the FIELD OF USE for such SINGULEX KITS.

ARTICLE 7. PRICING FOR MPI PRODUCTS

7.1                                 The initial purchase price to SINGULEX for MPI PRODUCTS as of the EFFECTIVE DATE is set forth in Exhibit C (pricing), which includes a quantity discount schedule.  The quantity discount shall apply to purchases of multiple UNITS of a given MPI PRODUCT covered by a single purchase order, which may be supplied in multiple deliveries, provided that SINGULEX specifies delivery dates and UNITS of such MPI PRODUCT per delivery at the time that the purchase order is provided to the respective AUTHORIZED IIPH AFFILIATE, and where all such deliveries occur within the same YEAR.  Although different MPI PRODUCTS may be included in a single purchase order, the combined purchases of different MPI PRODUCTS shall not be used to determine the applicable discount.

7.2                                 The initial purchase price indicated in paragraph 7.1 (initial price) shall be subject to any standard price changes that are implemented by the respective AUTHORIZED IIPH AFFILIATE, according to the timing set forth in Exhibit C (pricing), which standard price changes shall be separate from, and/or in addition to any price change resulting from a change in the specifications for such MPI PRODUCT that is requested by SINGULEX pursuant to paragraph 6.3 (modified specifications), and which standard price changes shall be effective for any shipment that occurs after the date of implementation thereof, as set forth in Exhibit C (pricing).

ARTICLE 8. SHIPPING AND DELIVERY

8.1                                 Unless the respective AUTHORIZED IIPH AFFILIATE and SINGULEX agree otherwise in writing, the expected shipment date for MPI PRODUCTS shall be provided at the time the order is placed in accordance with Article 5 (ordering), where such order does not exceed SINGULEX’s then most recent forecast provided pursuant to paragraph 4.3 (forecasts); and within 60 days of acceptance of the order, where such order is in excess of the amount forecast; either of which schedules may be modified as set forth in paragraph 6.3 (modified specifications).

8.2                                 Upon acceptance of an order, MPI PRODUCTS shall be shipped FCA, Free Carrier the respective AUTHORIZED IIPH AFFILIATE shipping point, according to INCOTERMS 2000 (published by International Chamber of Commerce).  The respective AUTHORIZED IIPH AFFILIATE will prepay shipping charges, and will add the handling fee or shipping charges to the invoice.  In accordance with FCA, the risk of loss or of damage to the goods is transferred to SINGULEX as soon as the goods are shipped (i.e., delivered into the custody of the carrier).  SINGULEX is responsible for insurance for loss or damage during shipment.

8.3                                 The respective AUTHORIZED IIPH AFFILIATE will select an appropriate method for protecting the MPI PRODUCTS during normal and customary handling in transit and meeting its obligations and regulatory requirements.  MPI reserves the right for each respective AUTHORIZED IIPH AFFILIATE to make delivery in installments, each such installment to be separately invoiced (including shipping charges).

8.4                                 Any shipment of MPI PRODUCTS may be postponed or terminated, as required by law.  In addition, if MPI or IIPH has reasonable grounds to dispute that SINGULEX is in compliance with a specified provision of this AGREEMENT, MPI and IIPH reserve the right to require pre-payment for, or suspend authorization for the respective AUTHORIZED IIPH AFFILIATE to transfer MPI PRODUCTS to SINGULEX until SINGULEX certifies its compliance with such specified provision.

8.5                                 SINGULEX shall pay the respective AUTHORIZED IIPH AFFILIATE for all purchases of MPI PRODUCTS according to the pricing as set forth in Article 7 (pricing), and the manner of payment set forth in paragraph 11.1 (payment methods).  Within 30 days after the date of the invoice, payment for the purchase of the invoiced MPI PRODUCTS, including shipping charges, shall be due.  SINGULEX shall be responsible for all taxes, assessments, duties, and other governmental fees of any nature whatsoever that are levied on MPI PRODUCTS upon shipment to SINGULEX.

ARTICLE 9. INSPECTIONS AND RETURNS

9.1                                 Any return of MPI PRODUCTS requires written authorization from the respective AUTHORIZED IIPH AFFILIATE, and a return authorization number.  Any claim for shipping discrepancies or damage must be made within 10 days of receipt of the shipment.  The error shall be resolved by mutual agreement, which may include return, replacement, reshipment, refund, etc., depending on the type and source of error.  Any credit for return of MPI PRODUCTS ordered in error will be contingent on the condition of the returned item and may be subject to a restocking fee.

9.2                                 Within 10 business days after SINGULEX receives a shipment of MPI PRODUCTS from the respective AUTHORIZED IIPH AFFILIATE, SINGULEX shall notify the respective AUTHORIZED IIPH AFFILIATE of any claim of a non-conforming MPI PRODUCT, but in any event prior to any use, modification or derivitization of the MPI PRODUCT.  The absence of any such notice within such period shall constitute acceptance of the MPI PRODUCTS by SINGULEX.  Within 15 business days after SINGULEX provides any such notice, SINGULEX shall receive notification whether such MPI PRODUCTS were non-conforming when shipped.  If such notification confirms that an MPI PRODUCT was non-conforming when shipped, reasonable efforts will be made to replace any non-conforming MPI PRODUCT within 30 days of such confirmation.  If such notification denies that such MPI PRODUCTS were non-conforming when shipped, MPI and SINGULEX shall use their reasonable commercial efforts to establish the cause of the discrepancy, and to resolve the matter.  SINGULEX shall arrange the disposal and destruction of any non-conforming MPI PRODUCTS or, at MPI’s request and expense, SINGULEX shall return the non-conforming MPI PRODUCTS to MPI.

9.3                                 MPI and its AFFILIATES will not be responsible for any non-conformance that is due to any failure by the carrier or SINGULEX to handle or store MPI PRODUCTS as indicated on the label, specifications, or accompanying product information.

ARTICLE 10. PROPRIETARY RIGHTS, MARKETING AND TECHNICAL SUPPORT

10.1                           Multiple proprietary rights of IIPH are the basis of the licenses and options granted under this AGREEMENT.  For the convenience of the Parties, consideration for all licenses and options granted under this AGREEMENT are consolidated into SINGULEX’s purchase price of the MPI PRODUCT and a consolidated set of license and option payments by SINGULEX for such MPI PRODUCT, as set forth in Exhibit F (fees and royalties), which the Parties agree shall not be adjusted solely for incremental changes in the number or scope of such proprietary rights for such MPI PRODUCT, including expiration of one or more patents included in IIPH LICENSE RIGHTS, except as set forth in Exhibit F.

10.2                           As set forth in paragraph 3.3 (purchaser’s license), the transfer of SINGULEX KITS to END-USERS, as authorized hereunder, is accompanied by a label license for such END-USERS, limiting the right to use the SINGULEX KITS only in the FIELD OF USE.  SINGULEX shall mark all SINGULEX KITS and/or their accompanying product inserts, with the limited use label license that is set forth in Exhibit G (label license), or such other statement as IIPH may reasonably direct from time to time.  The requirement for such marking requirement does not relieve SINGULEX from the responsibility to distinguish SINGULEX KITS that may be subject to differing regulatory requirements, and SINGULEX shall be solely responsible for the appropriate regulatory markings for SINGULEX KITS.

10.3                           Consistent with the grant and limitations in Article 3 (scope of agreement), SINGULEX shall actively and diligently promote the sale of SINGULEX KITS and SINGULEX SERVICES.  SINGULEX understands, however, that there may be proprietary rights owned by THIRD PARTIES that may be necessary for the commercialization of SINGULEX KITS and SINGULEX SERVICES, and SINGULEX agrees that i) securing access to such THIRD PARTY rights is the responsibility of SINGULEX, and ii) neither IIPH nor any AFFILIATE of IIPH has any responsibility or liability with respect to any such THIRD PARTY proprietary rights.  This AGREEMENT confers no license or rights by implication, estoppel or otherwise under any existing or future patent application or patent owned by or licensed to IIPH or its AFFILIATES other than the patent applications and patents included in IIPH LICENSE RIGHTS, regardless of whether such patent applications or patents are dominant or subordinate to the patent applications or patents included in IIPH LICENSE RIGHTS.  SINGULEX will not be deemed to infringe any such existing or future patent as a result of SINGULEX’s exercise of its rights hereunder, provided that the basis of such alleged infringement of such existing or future patent does not relate to the (i) manufacture of MPI PRODUCTS supplied hereunder, or any derivative of such MPI PRODUCTS, or (ii) sale, offer for sale or import of materials other than the specific MPI PRODUCTS supplied hereunder, or conjugates of such MPI PRODUCTS in general (i.e., the patent does not relate to the specific material conjugated to an MPI PRODUCT), or (iii) use of any materials other than the specific MPI PRODUCTS supplied hereunder, or conjugates of such MPI PRODUCTS in general, that are used in the performance of SINGULEX SERVICES, or (iv) use of any methods other than methods that are expressly described in the patents and patent applications listed in Exhibit E, regardless of whether such methods so used are used in the performance of SINGULEX SERVICES or used to make SINGULEX CONJUGATES or SINGULEX KITS or any component thereof.

10.4                           SINGULEX shall not, and shall require its DISTRIBUTORS to not, advertise, promote, or sanction any use of the SINGULEX KITS other than for use in the licensed FIELD OF USE or in SINGULEX SERVICES.  SINGULEX shall indicate, and shall require its DISTRIBUTORS to indicate, in promotional materials, advertisements, and sales literature (including Web-based literature) that (i) SINGULEX KITS are licensed under patents or patent applications owned by Molecular Probes for use by END-USERS for use with SINGULEX’s digital molecule counting system for the applicable authorized FIELD OF USE, i.e., life science research, including clinical research, and human diagnostics, veterinary diagnostics, and/or biodefense and (ii) SINGULEX SERVICES are licensed by SINGULEX for providing assay development services and/or fee per test services, under patents or patent applications owned by Molecular Probes.  SINGULEX shall institute, and shall require its DISTRIBUTORS to institute, reasonable procedures (including training their respective sales force) to discourage and/or report to IIPH and MPI unauthorized use of SINGULEX KITS.  The requirement for such marking requirement does not relieve SINGULEX from the responsibility to distinguish SINGULEX KITS that may be subject to differing regulatory requirements, and SINGULEX shall be solely responsible for the appropriate regulatory markings for SINGULEX KITS.  However, nothing in this AGREEMENT will be construed as or deemed to constitute a warranty or guarantee by SINGULEX or any of its DISTRIBUTORS that END USERS will use the SINGULEX KITS in strict accordance with the restrictions set forth herein.

10.5                           Technical know-how may have been and may from time to time be transferred to SINGULEX by IIPH or its AFFILIATES regarding the use and/or optimization of MPI PRODUCTS relevant to the FIELD OF USE or SINGULEX SERVICES.  IIPH also authorizes MPI or other AUTHORIZED IIPH AFFILIATE to transfer technical know-how to SINGULEX, to the extent such transfer is reasonably necessary for the preparation of SINGULEX CONJUGATES to meet SINGULEX’s commercially reasonable quality control specifications.  The amount and timing of such transfer of know-how is entirely at the discretion of IIPH and MPI.  Unless otherwise agreed, no additional consideration is required for the transfer of technical know-how to SINGULEX or its AFFILIATES, and SINGULEX and its AFFILIATES assume sole responsibility for results obtained in reliance thereon.  IIPH and its AFFILIATES make no warranty regarding the sufficiency or accuracy of such transfer or such technical know-how.

10.6                           SINGULEX shall use the Alexa Fluor® trademark and product name, according to the product name format set forth in Exhibit B (MPI PRODUCTS), in product inserts, advertisements and sales literature (including Web based literature) when referring to the MPI PRODUCTS in SINGULEX KITS and, if applicable, SINGULEX SERVICES.

SINGULEX shall use only displays, labels, forms, and other paper or similar products imprinted with such trademarks and colors as are prescribed from time to time by IIPH or MPI and SINGULEX shall acknowledge MPI’s ownership of the trademark when so used.  To preserve the validity and integrity of the trademarks licensed to SINGULEX hereunder, and the patent marking and limited use license labels required in paragraph 10.2 (marking requirements), and to assure that SINGULEX is making proper use of such trademarks and patent marking in the sale of SINGULEX KITS or SINGULEX SERVICES, prior to the commercial release of any of the following, SINGULEX shall offer IIPH, MPI and its agents the opportunity to reasonably audit or inspect relevant documentation, packaging, and marketing literature of SINGULEX for SINGULEX KITS and SINGULEX SERVICES.  If IIPH, MPI or their respective agents do not undertake any such advance audit or inspection, the SINGULEX documentation, packaging and/or marketing literature subject to that audit will be deemed approved.

10.7                           All uses and goodwill associated with the trademarks licensed under this AGREEMENT will inure to the benefit of MPI and IIPH.  SINGULEX shall not register, nor attempt to register, nor aid any AFFILIATE or THIRD PARTY in the foreign registration of any trademarks licensed in connection with the MPI PRODUCTS hereunder unless IIPH has given express written approval for such registration.  No right or license is granted to use the trademarks for MPI PRODUCTS licensed hereunder in connection with any materials that do not contain MPI PRODUCTS.

10.8                           MPI promotional and technical materials and publications, including electronic versions of such materials and publications displayed on the Web site of MPI or its AFFILIATES, are protected by copyright.  With regard to such works that originate with MPI or its AFFILIATES (i.e., they are not attributed to a THIRD PARTY), IIPH hereby grants SINGULEX the right to display, copy, and make derivative works of such materials and/or publications in whole or in part, as they relate to the MPI PRODUCTS for use in the FIELD OF USE or SINGULEX SERVICES; provided that SINGULEX first provides IIPH or MPI the opportunity to review and comment on any revisions to such materials and/or publications and receives the express prior written permission of IIPH, and SINGULEX acknowledges the respective copyright ownership.

10.9                           SINGULEX shall promptly notify IIPH and MPI in writing of any THIRD PARTY claim (each, a “Claim”) made against SINGULEX, its AFFILIATES, or its DISTRIBUTORS that (i) any MPI PRODUCT or combination thereof, including but not limited to, the way in which it is used or sold, or (ii) any other materials supplied hereunder, or (iii) any trademark licensed hereunder for use by SINGULEX in conjunction with any MPI PRODUCT, or SINGULEX KIT or SINGULEX SERVICE, infringes any copyright, trademark, patent or similar proprietary right of any party, or misappropriates any trade secret or similar proprietary right of any party.  IIPH and MPI shall determine, in their sole discretion, an appropriate response to such Claim.

IIPH and MPI will defend, indemnify and hold harmless SINGULEX and its Affiliates and their respective directors, officers, employees, consultants and agents (for purpose of this paragraph 10.9 and Article 15 below, “SINGULEX”) from and against any and all

Claims, including reasonable attorney’s fees incurred in connection therewith, only to the extent set forth in Article 15 below.

10.10                     Prosecution of a THIRD PARTY for the infringing use of trademarks, copyrights or patents licensed hereunder may be undertaken by IIPH or MPI at their option.  SINGULEX shall provide information reasonably requested by IIPH or MPI in connection with such matters.

10.11                     IIPH and MPI will not actively promote the use of MPI PRODUCTS, or conjugates thereof, for use in combination with SINGULEX’s digital molecule counting instrument without the express permission of SINGULEX.

ARTICLE 11. PAYMENTS

11.1                           Unless otherwise mutually agreed in writing, all payments to:

a) IIPH shall be made by a check drawn on a bank in the United States, made out to INVITROGEN IP HOLDINGS, INC., and sent to:

Molecular Probes, Inc.
Invitrogen Detection Technologies
Attn: Accounting Department
29851 Willow Creek Road
Eugene, Oregon 97402-9132

b) the respective AUTHORIZED IIPH AFFILIATE, as applicable hereunder, shall be made by a check drawn on a bank in the United States and sent to the address indicated in Exhibit A.

11.2                           All amounts payable under this AGREEMENT to IIPH or the respective AUTHORIZED IIPH AFFILIATE shall be in the currency of the United States of America, or in the currency specified in the applicable invoice.  SINGULEX shall be responsible for any bank transfer fees.

11.3                           Late charges not to exceed the maximum amount allowed by law may be unilaterally added to invoices not paid within the specified payment term.  Where invoices for MPI PRODUCTS are not timely paid, subsequent shipments may be delayed or subject to prepayment until overdue amounts are paid.

11.4                           Within 30 days following the end of each QUARTER, SINGULEX shall furnish IIPH with a written report showing in reasonable detail its NET SALES for each different type of SINGULEX KIT or SINGULEX SERVICE sold or otherwise transferred for value, and TECHNOLOGY ACCESS FEES received, as well as SINGULEX KITS given away as free samples or replacements, during such QUARTER and accounting for amounts payable hereunder pursuant to paragraph 10.1 (proprietary rights) and Exhibit F (fees and royalties); or, so long as no SINGULEX KITS or SINGULEX SERVICES were sold or transferred or TECHNOLOGY ACCESS FEES received during such QUARTER, showing that no amount is payable for such period.  Such report shall include (i) gross sales in units and dollars for NET SALES of SINGULEX KITS, and an itemization of all DEDUCTIONS applied against gross sales of SINGULEX KITS within the FIELD OF USE; and (ii) the gross sales and actual costs used in the calculation of NET SALES for SINGULEX SERVICES; and (iii) gross sales in units and dollars for NET SALES of TECHNOLOGY ACCESS FEES.  Such report shall be sent to IIPH as set forth in paragraph 11.1 (payment address), which shall be accompanied by remittance of any and all royalties due for such QUARTER.

11.5                           Royalties accruing on sales in countries other than the United States shall be payable in United States dollars in amounts computed by first converting such sales into United States dollars based on the New York rate of exchange for the currency of such sales as quoted in the Wall Street Journal for the last business day of each QUARTER.  Royalties, License and Exercise Fees due to IIPH under this AGREEMENT shall not be reduced by any taxes, fees or other charges or withholding imposed by a government on the remittance of license income.  IIPH shall cooperate with SINGULEX to complete any paperwork necessary for SINGULEX to obtain an exemption from or refund of any such government charges or withholding.

11.6                           SINGULEX shall keep books of account in sufficient detail, in accordance with generally accepted accounting principles, to comply with the requirements of paragraph 11.4 (royalty reporting) and other terms of this AGREEMENT.  During the term of this AGREEMENT and for four YEARS following the YEAR in which the AGREEMENT expired or was terminated, SINGULEX shall permit an independent certified public accountant, selected by IIPH, to inspect those books of account, and other accounts, documents, materials and inventory in the possession or control of SINGULEX and relating to the manufacture and sale of SINGULEX KITS and SINGULEX SERVICES, and TECHNOLOGY ACCESS FEES received, during normal business hours to verify compliance with the terms of this AGREEMENT, but no more often than once in any 12- month period.  To facilitate such record keeping, SINGULEX shall ensure that all SINGULEX KITS held at or supplied from SINGULEX or its AFFILIATES shall bear a serial or lot number.  IIPH agrees that accounting information disclosed to the independent certified public accountant during such inspection shall be treated as SINGULEX’s CONFIDENTIAL INFORMATION.  The expense of such inspection shall be borne by IIPH unless the inspection indicates that SINGULEX has reported and paid less than 95% of the full amount of royalties due and owing to IIPH in any YEAR for any period covered by such inspection, in which case the expenses shall be borne by SINGULEX, in addition to payment of the underpayment, interest, and late payment charges that may be due.

ARTICLE 12. CONFIDENTIALITY

12.1                           Each Party agrees to maintain, and require its AFFILIATES and its and their employees to maintain, CONFIDENTIAL INFORMATION received from the other Party with the same degree of care it uses to protect its own CONFIDENTIAL INFORMATION, and each Party represents that it exercises reasonable care to protect its own CONFIDENTIAL INFORMATION.  Each Party agrees not to use, and require its AFFILIATES and its and their employees not to use, the CONFIDENTIAL

INFORMATION of the other Party for any purpose other than performing its obligations and exercising its rights under this AGREEMENT, except as otherwise explicitly set forth in this Article.  For purposes of Sections 12 through 14 herein, MPI and IIPH will be deemed to constitute a single “Party.”

12.2                           Each Party agrees to maintain in confidence and not to disclose to any THIRD PARTY, during and for five YEARS subsequent to the term of this AGREEMENT, any CONFIDENTIAL INFORMATION furnished by the other Party or its AFFILIATES hereunder.  With respect to any know-how that constitutes CONFIDENTIAL INFORMATION and is disclosed to a Party hereunder, the obligation to i) maintain such know-how in confidence, ii) not use such know-how for any purpose not expressly agreed herein, and iii) not disclose such know-how to any THIRD PARTY, shall survive in perpetuity.  SINGULEX shall not disclose any such know-how to MPI or its AFFILIATES without expressly identifying such know-how in writing as (i) know-how, and (ii) CONFIDENTIAL INFORMATION subject to non-disclosure under this AGREEMENT.

12.3                           Without granting any right or license to the use of its CONFIDENTIAL INFORMATION, except as specifically provided hereunder, each Party agrees that the limitations of non- use and non-disclosure of CONFIDENTIAL INFORMATION it provides to the other Party under this AGREEMENT shall not apply to such information, to the extent and only to the extent, that the receiving Party can credibly document that such information:

(i)                                     is now or hereafter becomes generally known or available to the public without the receiving Party’s breach of any obligation owed to the providing Party; or

(ii)                                  is independently developed by the receiving Party by employees having no access to CONFIDENTIAL INFORMATION of the providing Party, or was acquired by the receiving Party before receiving such information from the providing Party under this AGREEMENT, without restriction as to use or disclosure; or

(iii)                               is hereafter rightfully furnished to the receiving Party by an AFFILIATE or THIRD PARTY without any breach of an obligation of confidentiality to the providing Party and without restriction on use or disclosure; or

(iv)                              is disclosed or used by the receiving Party with the prior written consent of the providing Party.

12.4                           For purposes of clarifying paragraph 12.3 (confidentiality exclusions), information that is combined, synthesized or used by the providing Party in a particular manner, as provided to the receiving Party under this AGREEMENT, shall not be deemed “known”, “available”, “developed”, “acquired”, or “furnished” separately to the receiving Party merely because the various pieces of information were previously known, available, developed, acquired, or furnished without being so combined, synthesized or used.

12.5                           A receiving Party may disclose CONFIDENTIAL INFORMATION if required to do so by applicable law, an administrative or court order, or governmental regulation; provided that the receiving Party promptly notifies the providing Party when it learns that disclosure may be required, and the receiving Party shall take reasonable action to avoid the disclosure or limit its scope.  Any information disclosed pursuant to this paragraph 12.5 will remain the CONFIDENTIAL INFORMATION of the providing Party and subject to this AGREEMENT.

12.6                           Each Party hereto may, without the prior written consent of the other Party, disclose the terms of this AGREEMENT to its AFFILIATES, or its lawyers or other paid consultants or advisors, under substantially the same terms as paragraphs 12.1 through 12.5 (confidentiality requirements), solely for the purpose of discussions related to business decisions of the disclosing Party.  Any information disclosed pursuant to this paragraph 12.6 will remain the CONFIDENTIAL INFORMATION of the providing Party and subject to this AGREEMENT.

12.7                           The terms of this AGREEMENT are deemed confidential, but either Party may disclose the existence of the AGREEMENT, without disclosing the terms, in a mutually-agreed media release or similar public announcement.

12.8                           No chemical structures for a given MPI PRODUCT shall be disclosed by SINGULEX without written permission from MPI.

ARTICLE 13. WARRANTIES

13.1                           Each Party represents and warrants to the other that (i) it is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; and (ii) this AGREEMENT constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except as may be limited by bankruptcy or other similar laws or equitable principles relating to or limiting creditors’ rights generally.

13.2                           SINGULEX covenants that it shall not at any time do or cause to be done any act or omission, directly or indirectly, in any way impairing IIPH’s right, title, or interest in any IIPH LICENSE RIGHTS or in any underlying intellectual property licensed hereunder.

13.3                           SINGULEX acknowledges that the MPI PRODUCTS should be used with the same protective measures and degree of caution used with any chemical compound known to be potentially hazardous, and SINGULEX covenants that the use of MPI PRODUCTS by SINGULEX or its AFFILIATES shall be supervised by a technically qualified individual.

13.4                           MPI covenants that i) any MPI PRODUCT transferred to SINGULEX by MPI or its AFFILIATES pursuant to this AGREEMENT shall be delivered with full title, and ii) each MPI PRODUCT delivered to SINGULEX by MPI or its AFFILIATES under this AGREEMENT will substantially conform at the time of shipment to the specifications set forth in this AGREEMENT.

13.5                           SINGULEX covenants that it shall manufacture and distribute SINGULEX KITS and perform SINGULEX SERVICES using commercially reasonable standards of care and quality and no less standards of care and quality than SINGULEX uses in the manufacture of other similar products or performance of other services.  IIPH and MPI shall have the right to visit and inspect the manufacturing facilities of SINGULEX upon reasonable notice and during normal business hours subject to approval by SINGULEX regarding timing of the visit, which approval shall not be unreasonably withheld.

ARTICLE 14. LIMITATION OF LIABILITIES

14.1                           NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BUT EXCLUDING DAMAGES ARISING OUT OF A CLAIM THAT ONE PARTY HAS MISAPPROPRIATED OR MISUSED BY CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY OF ANOTHER PARTY HERETO, NEITHER PARTY AND NONE OF ITS AFFILIATES SHALL UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND, ARISING OUT OF OR RELATED TO ANY TRANSACTION CONTEMPLATED HEREUNDER, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF SUCH PARTY OR ITS AFFILIATES IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

14.2                           EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS STATED IN THIS AGREEMENT, NONE OF THE PARTIES HERETO AND THEIR RESPECTIVE AFFILIATES MAKE ANY ADDITIONAL WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER.  EACH OF IIPH, MPI, AND THEIR AFFILIATES EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING ANY PURPOSE IN THE FIELD OF USE OR IN SINGULEX SERVICES, AND IIPH, MPI, AND THEIR AFFILIATES EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES THAT THE USE OF MPI PRODUCTS, INCLUDING THE USE OF MPI PRODUCTS IN THE MANUFACTURE OF SINGULEX KITS OR ANY COMPONENT THEREOF, OR THE USE OR TRANSFER OF SUCH SINGULEX KITS OR COMPONENTS THEREOF BY OR TO ANY AFFILIATE OR THIRD PARTY, INCLUDING USE IN SINGULEX SERVICES, AND/OR ANY RESULTS OBTAINED BY USING SUCH MPI PRODUCTS OR SINGULEX KITS OR COMPONENT THEREOF ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES; AND THIS ALLOCATION OF RISK BETWEEN THE PARTIES IS REFLECTED IN THE TERMS OF THIS AGREEMENT AND IS AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES.  SINGULEX SHALL NOT HAVE THE RIGHT TO MAKE OR PASS ON, AND SHALL TAKE ALL MEASURES NECESSARY TO ENSURE THAT NEITHER IT NOR ANY OF ITS AGENTS, EMPLOYEES, AFFILIATES, OR DISTRIBUTORS, OR AGENTS OR EMPLOYEES THEREOF MAKE OR PASS ON, ANY SUCH WARRANTY OR REPRESENTATION ON BEHALF OF IIPH, MPI, OR ANY OF THEIR AFFILIATES TO ANY END-USER OR OTHER THIRD PARTY.

14.3                           UNDER NO CIRCUMSTANCES SHALL THE TOTAL LIABILITY OF ALL KINDS, OF IIPH, MPI AND THEIR AFFILIATES, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY CLAIMS HEREUNDER, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, EXCEED THE TOTAL AMOUNT PAID BY SINGULEX COLLECTIVELY TO IIPH, MPI, AND ITS AFFILIATES HEREUNDER (DETERMINED AS OF THE DATE OF ANY FINAL JUDGMENT IN SUCH ACTION).

14.4                           IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES, IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.

14.5                           SINGULEX’s exclusive remedy under this AGREEMENT with regard to the supply of MPI PRODUCTS, and the entire liability hereunder of IIPH, MPI, and their AFFILIATES in contract, tort, or otherwise, shall be for MPI or other respective AUTHORIZED IIPH AFFILIATE to use reasonable efforts to provide replacement for any non-conforming MPI PRODUCTS, provided that notice of non-conformance is received as per paragraph 9.2 (non-conformance claims).  If however, after repeated efforts, MPI or other respective AUTHORIZED IIPH AFFILIATE is unable to provide MPI PRODUCTS in conformance with the specification agreed hereunder, then SINGULEX’s exclusive remedy under this AGREEMENT and the entire liability hereunder of IIPH, MPI, and their AFFILIATES in contract, tort or otherwise is to refund the amount paid by SINGULEX for the non-conforming MPI PRODUCTS, or to authorize the manufacture of MPI PRODUCTS by a THIRD PARTY manufacturer pursuant to paragraph 3.4.  Notwithstanding the foregoing, IIPH, MPI, and their AFFILIATES shall have no liability for MPI PRODUCTS that are (i) not used in the FIELD OF USE or in SINGULEX SERVICES, and/or (ii) not supplied by MPI or other AUTHORIZED IIPH AFFILIATE.  Notwithstanding the foregoing, if MPI or an AUTHORIZED IIPH AFFILIATE fails twice during the Term hereof to provide MPI PRODUCTS which conform to their respective specifications, SINGULEX may terminate this Agreement without any further obligation or liability to MPI or IIPH hereunder.

14.6                           SINGULEX shall maintain in effect product liability insurance, in an amount of at least one million dollars, regarding the sale of SINGULEX KITS and naming IIPH and MPI as additional insureds.

ARTICLE 15. INDEMNIFICATION

15.1                           Excluding any Claims subject to indemnification by MPI, IIPH or any of their respective AFFILIATES under paragraph 15.3 below, SINGULEX shall indemnify, defend and hold harmless IIPH, MPI, and their AFFILIATES, and their respective directors, officers, employees, and agents (“Indemnitees”), from and against any and all claimed liabilities, including any liabilities claimed by any THIRD PARTY and including but not limited to demands, expenses (including, without limitation, costs of investigation, attorneys and professional fees and other costs of litigation, and to the extent permitted by law, fines, penalties and forfeitures in connection with any proceedings against the Indemnitees), losses or causes of action, and settlement amounts, to the extent that such claimed liabilities arise out of or relate in any way to the possession, manufacture, use, sale, transfer, distribution or other disposition of SINGULEX KITS or component thereof, or performance of SINGULEX SERVICES whether or not in combination with other substances, by or on behalf of SINGULEX, its AFFILIATES, or its or their distributors, whether based on breach of warranty, negligence, infringement, misappropriation, product liability or otherwise, except to the extent that such claimed liabilities are the result of negligence or willful misconduct by IIPH, MPI, or other AUTHORIZED IIPH AFFILIATE.  SINGULEX shall defend against any such claimed liabilities at its own expense, provided that IIPH or MPI promptly notifies SINGULEX on learning of such claimed liabilities and cooperates with SINGULEX in such defense.

15.2                           Excluding any Claims subject to indemnification by MPI, IIPH or any of their respective AFFILIATES under paragraph 15.3 below, SINGULEX shall indemnify, defend and hold harmless IIPH, MPI, and their AFFILIATES, and their respective directors, officers, employees, and agents (“Indemnitees”), from and against any and all liabilities, claims, demands, expenses (including, without limitation, costs of investigation, attorneys and professional fees and other costs of litigation, and to the extent permitted by law, fines, penalties and forfeitures in connection with any proceedings against the Indemnitees), losses or causes of action, and settlement amounts, arising out of or relating in any way to alleged infringement or misappropriation of a THIRD PARTY’s intellectual property, to the extent that the liabilities, claims, demands, expenses, losses or causes of action for alleged infringement or misappropriation are due to the manufacture, sale, or use of SINGULEX KITS, or to the combination of MPI PRODUCTS with other products or components, or to the sale or use of any component in the SINGULEX KITS, or to the performance of SINGULEX SERVICES.  SINGULEX shall defend any such claims of alleged infringement or misappropriation at its own expense, provided that IIPH or MPI promptly notifies SINGULEX on learning of such claims and cooperates with SINGULEX in defending any such claim.

15.3                           With respect to the indemnification obligations of IIPH and MPI under paragraph 10.9 above and this Article 15, and subject to the limitations in Article 14, IIPH and MPI will defend, indemnify and hold SINGULEX and its AFFILIATES and their respective directors, officers, employees, and agents harmless from and against any and all Claims, including reasonable attorneys’ fees related thereto, incurred by SINGULEX due to (i) the breach of any law or regulation arising out of, the manufacture of any MPI PRODUCT by MPI or its AFFILIATES hereunder, or the sale of any MPI PRODUCT by MPI or its AFFILIATES to SINGULEX hereunder; (ii) the infringement of any copyright, trademark, patent or similar proprietary right of any party, or misappropriation any trade secret or similar proprietary right of any THIRD PARTY by the manufacture of any MPI PRODUCT by MPI or its AFFILIATES hereunder, or the sale of any MPI PRODUCT by MPI or its AFFILIATES to SINGULEX hereunder or (iii) the negligence or willful misconduct of IIPH and/or MPI; except to the extent any such Claims are subject to indemnification by SINGULEX or any of its AFFILIATES under paragraphs 15.1 or 15.2 above.

15.4                           SINGULEX shall promptly notify IIPH and MPI in the event any dispute with a THIRD PARTY, including but not limited to those contemplated in paragraphs 10.9, 15.1, or 15.2 (third party claims), relates to the validity of any IIPH LICENSE RIGHTS or to the underlying intellectual property included therein, and SINGULEX shall not settle any dispute with any THIRD PARTY by admitting infringement of any THIRD PARTY intellectual property right by any MPI PRODUCT, use of any MPI PRODUCT, or combination of any MPI PRODUCT with another product or component.  SINGULEX shall not disclaim any intellectual property right of IIPH, MPI, or their AFFILIATES, as licensed hereunder, without the express written consent of IIPH.  In the event that an MPI PRODUCT as manufactured by MPI cannot be reasonably modified to avoid such alleged infringement of such THIRD PARTY intellectual property right, and none of the Parties acquires a commercially reasonable license from such THIRD PARTY for the continued supply of such MPI PRODUCT by MPI or an AUTHORIZED AFFILIATE, each Party reserves the right to suspend the relevant portion of its performance under this AGREEMENT or to terminate the relevant portion of this AGREEMENT, without any further liability to the other Parties, in settlement of such suit or proceeding alleging such infringement of THIRD PARTY intellectual property rights, but not to otherwise limit the business or proprietary rights of the other Parry or Parties without the prior written approval of such other Party or Parties.

ARTICLE 16. TERM AND TERMINATION

16.1                           This AGREEMENT shall commence on the EFFECTIVE DATE and, unless terminated earlier pursuant to this Article, this AGREEMENT shall be for the life of the last-to expire patent(s) (Exhibit E) that pertain to the MPI PRODUCTS selected by SINGULEX pursuant to paragraph 3.2.  Upon expiration or earlier termination of this AGREEMENT, all rights of SINGULEX to (i) use IIPH LICENSE RIGHTS, (ii) use any MPI PRODUCT selected and supplied hereunder, (iii) sell or otherwise transfer such selected MPI PRODUCTS incorporated in SINGULEX KITS, to any AFFILIATE or THIRD PARTY, (iv) use such selected MPI PRODUCTS incorporated in SINGULEX CONJUGATES or SINGULEX KITS in SINGULEX SERVICES, and (v) select additional MPI PRODUCTS, shall likewise expire or terminate.

16.2                           SINGULEX may terminate this AGREEMENT by providing 30 days written notice in accordance with paragraph 17.1 at any time after SINGULEX (i) has paid at least $112,000 in earned royalties to IIPH or (ii) SINGULEX has paid to IIPH the balance due on its Minimum Annual Royalties due hereunder through December 31, 2009, regardless of whether such royalties have yet accrued.

16.3                           In the event that no purchases of an MPI PRODUCT are made for a consecutive 12-month period, IIPH or MPI may, at their election, terminate this AGREEMENT with respect to such MPI PRODUCT upon 60 days prior written notification to SINGULEX according to paragraph 17.1 (notice requirements).

16.4                           If either SINGULEX on the one hand, or IIPH or MPI on the other hand, breaches any material condition of this AGREEMENT, the aggrieved Party may give written notice of the alleged breach to the other Party.  A failure on the part of an AFFILIATE of a Party to comply with the terms of this AGREEMENT shall constitute a breach of this AGREEMENT by such Party.  After such notification, if such breach is not remedied or resolved during the dispute resolution period as set forth in Article 18 (dispute resolution), the aggrieved Party may, at its election, terminate this AGREEMENT immediately upon written notice.

16.5                           If SINGULEX enters into liquidation (excepting liquidation of a solvent company for organizational purposes) or makes an assignment for the benefit of creditors, or if proceedings for voluntary bankruptcy are instituted on behalf of SINGULEX, or if SINGULEX is declared bankrupt or insolvent, either MPI or IIPH may, at its election, terminate this AGREEMENT immediately by giving written notice of termination to SINGULEX, subject to restrictions on termination under applicable bankruptcy laws.

16.6                           Except where the assignment or transfer of this AGREEMENT is authorized in accordance with paragraph 19.2 (assignment), IIPH or MPI may, at their election, terminate this AGREEMENT on SINGULEX’s assignment or transfer of this AGREEMENT to a THIRD PARTY.

16.7                           IIPH or MPI shall have the right to terminate this AGREEMENT, on a country-by-country basis, if SINGULEX, after the EFFECTIVE DATE, institutes a suit, nullity action, opposition to grant, or other legal action in that country, seeking to invalidate the claims of a patent or patent application included in IIPH LICENSE RIGHTS, or if SINGULEX actively participates (other than by legal compulsion) in any of the foregoing.

16.8                           Expiration or termination of this AGREEMENT for any reason shall not release any Party hereto from any liability which, at the time of such expiration or termination, has already accrued to the benefit of the other Party or which is attributable to a period prior to such expiration or termination nor preclude any Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this AGREEMENT.  In particular, SINGULEX’s payment obligations set forth in Exhibit F (fees and royalties), shall survive any termination of this AGREEMENT by IIPH or MPI pursuant to paragraphs 16.3 through 16.7 (grounds for termination), with respect to SINGULEX CONJUGATES, SINGULEX KITS, or SINGULEX SERVICES manufactured or sold prior to the termination date.  However, for the avoidance of doubt, SINGULEX’s Minimum Annual Royalty obligation for a given YEAR will not survive any termination of this AGREEMENT for the remaining months in such YEAR, or any YEAR after termination, where the termination is (i) for cause by SINGULEX under paragraph 16.4 above and (ii) as expressly set forth in paragraph 15.4 above.

16.9                           Upon any expiration or termination of the AGREEMENT, each Party shall promptly return to the providing Party, at its request, all CONFIDENTIAL INFORMATION of the providing Party, or verification by an authorized signatory of the receiving Party that all such CONFIDENTIAL INFORMATION was destroyed.  However, one copy may be retained in the receiving Party’s legal files for purposes of record keeping.

16.10                     Articles 12 (confidentiality), 13 (warranties), 14 (limitation of liabilities), 15 (indemnification), and 18 (dispute resolution), and paragraphs 11.6 (records), 16.8 (accrued liability), 16.9 (copy of CONFIDENTIAL INFORMATION), and this paragraph shall survive the expiration or termination of this AGREEMENT for any reasons.

ARTICLE 17. NOTICE

17.1                           Any notices required or permitted to be given under this AGREEMENT shall be deemed given on the date submitted in writing:

personally; or

by a letter delivered to a courier guaranteeing next day service; or

by facsimile, with confirmation by prepaid first class letter sent the same day.

If to IIPH:	INVITROGEN IP HOLDINGS, INC.
Attention: PRESIDENT
1600 Faraday Avenue
Carlsbad, CA 92008
Facsimile: 760-476-6326

If to MPI:	MOLECULAR PROBES, INC.
Attention: BUSINESS DEVELOPMENT DEPARTMENT
29851 Willow Creek Road
Eugene, OR 97402-9132
Facsimile: 541-335-0354

with a copy to	INVITROGEN CORPORATION
Attention: LEGAL DEPARTMENT (Contracts)
1600 Faraday Avenue
Carlsbad, CA 92008
Facsimile: 760-476-6326

If to SINGULEX:	SINGULEX, INC.
Attention: Philippe Goix
4041 Forest Hill Avenue
St. Louis, MO 63108
Facsimile: (314)

17.2                           Any Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Article.

ARTICLE 18. DISPUTE RESOLUTION

18.1                           In the event any Party claims breach of this AGREEMENT, the Parties shall consult with each other in good faith on the most effective means to cure the breach and to achieve any necessary restitution of its consequences.  This consultation shall be undertaken within a period of ten days following the receipt of a written request to consult, and the consultation period shall not exceed 30 days.  During the consultation period, neither litigation nor arbitration may be pursued until attempts at consultative dispute resolution have been exhausted.

18.2                           Any dispute between the Parties arising out of or related to this AGREEMENT and not resolved by consultation as provided in paragraph 18.1, shall be finally settled by binding, expedited arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Rules”) then in effect.  The arbitration proceeding shall be conducted in the State of California, and carried out by a panel of three arbitrators, selected according to such Rules.  If either Party refuses to submit to arbitration as agreed hereunder, such Party may be compelled to arbitrate under the California Code of Civil Procedure.  Each Party shall be responsible for any costs or expenses incurred in presenting such Party’s case to the arbitrators, such as attorneys’ fees or expert witness fees, and all other fees and expenses shall initially be paid equally by the Parties, subject to reimbursement in the final award.  The arbitration award shall allocate fees, expenses, and damages in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees, expenses, and damages.  The decision of the arbitrators shall be final and binding on the Parties, provided however that the arbitrators shall not have the authority to alter any explicit provision of the AGREEMENT.  The arbitration award may be enforced in any court having jurisdiction over the Parties and the subject matter of the arbitration, except that this paragraph shall not apply to, and no arbitration proceeding shall deal with, disputes relating to the issues of the scope, validity and/or enforceability of any of the intellectual property licensed to any Party hereunder.

ARTICLE 19. MISCELLANEOUS

19.1                           Amendments.  No change, modification, extension, termination, or waiver of this AGREEMENT, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto, except as expressly provided herein.

19.2                           Assignment.  Neither this AGREEMENT nor any rights or benefits hereunder shall be assignable or transferable by SINGULEX, in whole or in part, without the written consent of IIPH and MPI other than to a SINGULEX AFFILIATE or to a THIRD PARTY which acquires all or substantially all of SINGULEX’s business or assets or otherwise assumes CONTROL of SINGULEX or a material division thereof which requires continued access to the MPI PRODUCTS, whether by merger, acquisition, spin-off of a business division or otherwise.  For purposes of clarification, any such assignment or transfer would result in one and only one business entity having rights to this AGREEMENT, and the AGREEMENT would only be transferable in whole and not in part to any entity.  Any purported assignment by SINGULEX not in accordance with this paragraph shall be void.  MPI and IIPH shall have the right to assign this AGREEMENT to an AFFILIATE or an acquirer of substantially all of such Party’s assets related to the performance of this AGREEMENT.

19.3                           Binding Effect.  This AGREEMENT shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

19.4                           Counterparts.  This AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.5                           Exhibit Incorporation.  All Exhibits cited herein are incorporated by reference and made a part of this AGREEMENT.

19.6                           Force Majeure.  Any failure or delay in performance by either Party to this AGREEMENT, caused by an event beyond the reasonable control of such Party, shall not be deemed a breach of this AGREEMENT, such causes including but not limited to: natural disasters; insurrections and other hostilities; acts of governments or government agencies; unavailability of transportation or raw materials; and strikes or other labor disturbances.  On occurrence of any such event, the Party whose performance is affected shall promptly give notice to the other Party and its best estimate of the extent and duration of its effect.  The term of this AGREEMENT shall then be suspended for a corresponding period of time.  If such period of suspension lasts for a period of six months, the Party not affected by such event shall be entitled to terminate this AGREEMENT by providing at least one-month notice.

19.7                           Governing Law and Venue.  This AGREEMENT and all matters connected with the performance thereof shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflict of laws provisions, except that any dispute with respect to infringement, validity, or enforceability of any patent or published patent application shall be governed by and construed and enforced in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is published.  Any litigation or other dispute resolution between the Parties relating to this AGREEMENT shall take place in California.  By executing this AGREEMENT, the Parties consent to personal jurisdiction of, and venue within, the state and federal courts of the State of California.  The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this AGREEMENT or to the transactions conducted under this AGREEMENT.

19.8                           Headings.  The Article and paragraph headings, and paragraph parenthetical cross-references contained herein are for the purposes of convenience of reference only and are not intended to define or limit the contents of said Articles or paragraphs.

19.9                           Independent Contractors.  Nothing in this AGREEMENT is intended nor is to be construed as to constitute the Parties as partners, joint venturers, or principal and agent with respect to this AGREEMENT.  Except between IIPH and MPI, no Party shall have any express or implied authority to bind any other Party to any other agreement, contract, obligation or undertaking with any THIRD PARTY.

19.10                     Interpretation.  Whenever required by the context, the singular term shall include the plural, the plural term shall include the singular, and the gender of any pronoun shall include all genders.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or national or local holiday, the Party having such privilege or duty shall have until 5:00 pm on the next succeeding business day to exercise such privilege or to discharge such duty.  It is further agreed that no usage of trade or other regular practice between the Parties hereto shall be used to interpret or alter the terms of this AGREEMENT.  Since the Parties have participated jointly in the negotiation and drafting of this AGREEMENT, in the event an ambiguity or question of interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision of this AGREEMENT.

19.11                     Prior Agreements.  This AGREEMENT together with the Exhibits hereto, sets forth the entire understanding between the Parties with respect to the matters dealt with herein and supersedes any and all prior agreements, written or oral, previously entered into by the Parties covering the matters dealt with herein.

19.12                     Severability.  If any provision of this AGREEMENT is in violation of any law or is found to be otherwise unenforceable by a court or competent administrative body from which there is no appeal, or no appeal is taken, such provision shall be deleted and the Parties shall negotiate in good faith to substitute for any such invalid or unenforceable provision, a valid and enforceable provision that achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

19.13                     Waiver.  No delay on the part of any Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

Each of the undersigned represents and warrants that he is duly authorized to execute this AGREEMENT and thereby bind his respective Party and that all required approvals have been obtained for the execution of this AGREEMENT, which AGREEMENT shall be binding on the Parties as of the EFFECTIVE DATE.  For purposes hereof, a facsimile of a signed copy shall have the same force and effect as an original signed AGREEMENT.

MOLECULAR PROBES, INC.		SINGULEX, INC.

By:	/s/ August J. Sick	By:	/s/ Philippe Goix

Name/Title:	August J. Sick	Name/Title:	Philippe Goix
	General Manager		President and CEO

Date:	6/26/06	Date:	7-05-2006

INVITROGEN IP HOLDINGS, INC.

By:	/s/ August J. Sick

Name/Title:	August J. Sick
General Manager

Date:	6/29/06

Exhibit A: AUTHORIZED IIPH AFFILIATES

For the purchase of MPI PRODUCTS that will be incorporated into SINGULEX CONJUGATES in the United States, the AUTHORIZED IIPH AFFILIATE is:

MOLECULAR PROBES, INC.
INVITROGEN DETECTION TECHNOLOGIES
29851 Willow Creek Road
Eugene, Oregon 97402
Toll Free Phone: (800) 438-2209
Fax: (541) 335-0305
E-mail: order@probes.com
Web: http://probes.invitrogen.com

Exhibit B: MPI PRODUCTS

MPI PRODUCTS that are available to be supplied under this AGREEMENT, for use as set forth in Article 3 (scope of agreement), are identified in the following table:

MPI PRODUCT	Product number for succinimidyl ester form of MPI PRODUCT	Product number for hydrazide form of MPI PRODUCT	Product number for maleimide form of MPI PRODUCT
Alexa Fluor® 647	A16366	to be provided	A26027
Alexa Fluor® 488(1)	A16102	to be provided	A26021
Alexa Fluor® 532(1)	A16117	to be provided	A26111
Alexa Fluor® 555(1)	A16383	to be provided	A26023
Alexa Fluor® 610(1)	A26056	to be provided	to be provided
Alexa Fluor® 680(1)	A16343	to be provided	A26029
Alexa Fluor® 700(1)	A16449	to be provided	to be provided
Alexa Fluor® 750(1)	A16450	to be provided	to be provided

(1) Requires payment of an Exercise Fee, as set forth in Exhibit F.  Payment of the Exercise Fee covers rights to the succinimidyl ester, hydrazide, and maleimide forms of the MPI PRODUCT.

Exhibit C: Pricing of MPI PRODUCTS(1)

MPI PRODUCT	Initial Purchase Price to SINGULEX	Standard Price Change	Quantity Discount Schedule
Alexa Fluor® succinimidyl ester dyes	[***]	[***] per YEAR	[***] UNITS [***] discount [***] UNITS [***] discount
Alexa Fluor® hydrazide and maleimide dyes	[***]	As applicable to MPI’s comparable Alexa Fluor® reactive dyes that are standard retail products(2)	[***] UNITS [***] discount [***] UNITS [***] discount

(1) Subject to the provisions of paragraph 4.1 (source of supply) and Article 7 (pricing)

(2) Available upon request, based on the information that is posted on the Web site of the respective AUTHORIZED IIPH AFFILIATE for the country of United States, at the time the order for the MPI PRODUCT is accepted by the respective AUTHORIZED IIPH AFFILIATE.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit D: Specifications

Consistent with Article 6 (specifications), each MPI PRODUCT shall be manufactured and packaged to meet MPI’s standard specifications that are applicable, at the time the MPI PRODUCT is shipped, for the manufacturing lot of that MPI PRODUCT, which specifications are available on request, and which are subject to change at any time or in accordance with paragraph 6.3 (modified specifications).

Exhibit E: IIPH LICENSE RIGHTS

Patents/Patent Applications

Alexa Fluor 488, Alexa Fluor 532 and Alexa Fluor 610 dyes

6,130,101

AU 0750380

EP 0966458 (validated in BE; CH; DE; FR; GB; NL and SE)

Alexa Fluor 555, Alexa Fluor 647, Alexa Fluor 680, Alexa Fluor 700, Alexa Fluor 750 dyes

6,974,305

6,977,305

11/150,596

11/313,890

AU 2001294859

CA 2,423,806

EP 01975541.2

Trademarks

Alexa Fluor®

Exhibit F: Fees and Royalties

Fees

In consideration of the rights and options granted under this AGREEMENT, SINGULEX shall pay the one-time, non-creditable, non-refundable License Fee to IIPH set forth in the table at the end of this paragraph, to the payment address set forth in paragraph 11.1.

For each additional MPI PRODUCT selected by SINGULEX pursuant to paragraph 3.2 (options for products), SINGULEX shall pay IIPH an additional non-creditable, non-refundable, one-time Exercise Fee as set forth in the table F.1. at the end of this paragraph.  Payment of the appropriate Exercise Fee shall be received by IIPH at least 30 days prior to the commercialization of such additional MPI PRODUCT under this AGREEMENT.

Table F.1.

Dye	SINGULEX SERVICES and Initial FIELD OF USE	Biodefense ADDITIONAL FIELD OF USE	Veterinary Diagnostics ADDITIONAL FIELD OF USE
Alexa Fluor 647	[***]	[***]	[***]
Alexa Fluor 488	[***]	[***]	[***]
Alexa Fluor 532	[***]	[***]	[***]
Alexa Fluor 555	[***]	[***]	[***]
Alexa Fluor 610	[***]	[***]	[***]
Alexa Fluor 680	[***]	[***]	[***]
Alexa Fluor 700	[***]	[***]	[***]
Alexa Fluor 750	[***]	[***]	[***]

(1) License fee: [***] due within 30 days of the EFFECTIVE DATE of this AGREEMENT and [***] more due within 6 months of the EFFECTIVE DATE of this AGREEMENT, but no later than December 31, 2006.

(2) Exercise fee: Due and payable at least 30 days prior to first offer for sale of a SINGULEX KIT or SINGULEX SERVICE utilizing such MPI PRODUCT.  For the avoidance of doubt, without payment of the applicable Exercise Fee, SINGULEX may use any of these MPI PRODUCTS for internal research purposes related to the development of SINGULEX PRODUCTS or SINGULEX SERVICES on SINGULEX’s purchase thereof under Article 4 above.  If SINGULEX desires to use an MPI PRODUCT for internal research use unrelated to the development of SINGULEX PRODUCTS or SINGULEX SERVICES, then the pricing in Exhibit C would not apply, and purchases for such use would be at standard retail pricing.

Royalties

In further consideration of the rights granted under this AGREEMENT, SINGULEX shall pay IIPH a running royalty on NET SALES of SINGULEX KITS and SINGULEX SERVICES made or sold under this AGREEMENT, and TECHNOLOGY ACCESS FEES received, according to the royalty schedule in table F.2. below, to be sent to the payment address set forth in paragraph 11.1.  Royalty obligations shall accrue when the SINGULEX CONJUGATE is made, or access to SINGULEX technology is granted, and payments shall be payable to IIPH within 30 days following the end of each QUARTER in which any SINGULEX KIT or SINGULEX SERVICE is used, provided, sold or otherwise transferred for compensation to a THIRD PARTY, or corresponding TECHNOLOGY ACCESS FEE is received, and shall be sent to IIPH in conjunction with the report due to IIPH under paragraph 11.4 (royalty reporting).  As set forth in the AGREEMENT, no royalties shall be due for free replacements or nominal quantities of free samples, or internal routine testing of nominal quantities of SINGULEX CONJUGATES for purposes of quality control, product development, product testing, sales demonstrations, and other internal, non-revenue generating uses of SINGULEX CONJUGATES.

Table F.2.

SINGULEX Product	Royalty Schedule
SINGULEX KITS(1)	[***] of NET SALES that are < [***] per YEAR
[***] of NET SALES that are a > [***] but < [***] per YEAR
[***] of NET SALES that are > [***] per YEAR
SINGULEX SERVICES(1)	[***] on NET SALES that are in excess of SINGULEX’s actual cost to perform such SINGULEX SERVICES, as defined in paragraph 2.14 a)
TECHNOLOGY ACCESS FEES

No royalty for any TECHNOLOGY ACCESS FEES paid to SINGULEX during 2006 or 2007; [***] royalty on NET SALES of any TECHNOLOGY ACCESS FEES paid to SINGULEX in 2008 and in any subsequent YEAR during which the AGREEMENT is in effect

(1) In the event that SINGULEX KITS or SINGULEX SERVICES contain or utilize BLOCKING THIRD PARTY INTELLECTUAL PROPERTY, SINGULEX shall be permitted to subtract a [***] from the NET SALES of the SINGULEX KITS or SINGULEX SERVICES in the corresponding country(ies) where such [***] exists, prior to the calculation of the royalty amount owed to IIPH, provided however, that in no such case will the final royalty paid to IIPH be less than [***] of its initial value in such country(ies).

Annual Minimum Royalties

Beginning in 2006, SINGULEX shall pay IIPH an Annual Minimum Royalty on NET SALES of SINGULEX KITS, SINGULEX SERVICES, and TECHNOLOGY ACCESS FEES as set forth in the table F.3. at the end of this paragraph.  To the extent that the total running royalties for

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

such NET SALES payable in any YEAR to IIPH are less than the Annual Minimum Royalty for that YEAR, SINGULEX shall pay the shortfall to IIPH together with its royalty payment for the last QUARTER of that YEAR.

Table F.3.

YEAR	Annual Minimum Royalty
2006	[***]
2007	[***]
2008, and each subsequent YEAR that this AGREEMENT is in effect	$50,000

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit G: Label Licenses

This product is subject to an agreement between Molecular Probes, Inc. and Singulex, Inc., and the manufacture, use, sale or import of this product may be subject to one or more of U.S. patents, pending applications and corresponding foreign equivalents, owned by Molecular Probes, Inc. (a wholly owned subsidiary of Invitrogen Corporation).  The purchase of this product conveys to the buyer the non-transferable right under such patents to use the purchased amount of the product and components of the product, in combination with Singulex’s digital molecule counting system for the use specified on the label or in accompanying product literature, which is limited to one or more of (i) life science research, including clinical research, (ii) human diagnostics; (iii) veterinary diagnostics, including services; or (iv) biodefense, including services.  The buyer cannot use this product or its components for manufacturing or for therapeutic or prophylactic use, or sell or otherwise transfer this product or its components to any third party, or use for any use other than for the use specified on the label or in the accompanying product literature.  For information on purchasing a license to this product for purposes other than the use specified, contact Molecular Probes, Inc., Business Development, 29851 Willow Creek Road, Eugene, OR 97402, USA, Tel: (541) 465-8300.  Fax: (541) 335-0504.

COMPANY NAME
Royalty Worksheet

Payable **Quarterly” to Molecular Probes, Inc.

March, June, September, December plus XX Days

Royalty payable at XX% of Sales

Make Payments to:                  Molecular Probes, Inc.
Attn: Accounting
29851 Willow Creek Rd.
Eugene, OR 97402

Date	Prod #	Quantity	Sales	Royalty
1st Quarter
January

January Total
February

February Total
March

March Total
1st Quarter January
January
February
March
1st Quarter Summary Total